UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2022

Regional Health Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Georgia	001-33135	81-5166048
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

454 Satellite Boulevard, NW

Suite 100

Suwanee, Georgia 30024

(Address of Principal Executive Offices, and Zip Code)

(678) 869-5116

(Registrant’s telephone number, including area code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	RHE	NYSE American
10.875% Series A Cumulative Redeemable Preferred Stock, no par value	RHE-PA	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

As previously disclosed, Regional Health Properties, Inc. (the “Company”), through its subsidiaries, leases a skilled nursing facility (“SNF”) located at 93 Highway 19, Lumber City, Georgia (the “Lumber City Facility”) and an SNF located at 2111 West Point Road, LaGrange, Georgia (the “LaGrange Facility”).

On May 1, 2022, the Company entered into an Operations Transfer and Surrender Agreement by and between Lumber City Operations, LLC, a subsidiary of the Company (“Lumber City Operations”), and LC SNF, LLC (“LC SNF” or “Tenant”). Effective May 1, 2022, Lumber City Operations became the Department approved and licensed operator of the Lumber City Facility. Lumber City Operations also entered into a Management Agreement (the “Lumber City Management Agreement”) with Peach Health Group LLC (“Peach Health”), dated as of April 29, 2022, which engages Peach Health to provide for the overall management and day-to-day operation of the Lumber City Facility. The term of the Lumber City Management Agreement commences on May 1, 2022, and continues for a term of 6 months thereafter; the term may be extended upon a mutual agreement by both parties. Under the Lumber City Management Agreement, Lumber City Operations will pay Peach Health: (i) for months 1 through 6 of the term, a management fee of $22,000 per month; and (ii) for months 7 and after of the term, a management fee equal to 5% of net revenue. The Lumber City Management Agreement is subject to earlier termination as provided therein. The Lumber City Management Agreement also includes customary representations, covenants, termination provisions and indemnification obligations.

Also on May 1, 2022, the Company entered into an Operations Transfer and Surrender Agreement by and between LaGrange Operations, LLC, a subsidiary of the Company (“LaGrange Operations”) and C.R. of LaGrange, LLC. Effective May 1, 2022, LaGrange Operations became the Department approved and licensed operator of the LaGrange Facility. LaGrange Operations also entered into a Management Agreement (the “LaGrange Management Agreement”) with Peach Health, dated as of April 29, 2022, which engaged Peach Health to provide for the overall management and day-to-day operation of the LaGrange Facility. The term of the LaGrange Management Agreement commences on May 1, 2022, and continues for a term of 6 months thereafter; the term may be extended upon a mutual agreement by both parties. Under the LaGrange Management Agreement, LaGrange Operations will pay Peach Health: (i) for months 1 through 6 of the term, a management fee of $25,000 per month; and (ii) for months 7 and after of the term, a management fee equal to 5% of net revenue. The LaGrange Management Agreement is subject to earlier termination as provided therein. The LaGrange Management Agreement also includes customary representations, covenants, termination provisions and indemnification obligations.

In addition to the foregoing and as previously disclosed, the Company has entered into a management agreement with Peach Health, effective October 1, 2021, to provide management consulting services for a 134-bed SNF located in Thunderbolt, Georgia. Affiliates of Peach Health also lease from the Company three facilities located in Georgia known as Oceanside Nursing and Rehabilitation Center, Savannah Beach Nursing and Rehabilitation Center and Advanced Healthcare of Twiggs County.

Item 1.02 Termination of a Material Definitive Agreement.

On May 1, 2022, the Company entered into a Lease Termination and Release Agreement (the “Termination Agreement”) among ADK Georgia, LLC, a subsidiary of the Company (“Landlord”), LC SNF and the Company, pursuant to which the Sublease Agreement, dated as of October 22, 2014, by and between the Landlord and Tenant (as the same may have been amended, the “Lease”), regarding the SNF located at  Highway 19, Lumber City, Georgia, terminated, subject to Tenant’s timely payment to the Landlord of $545,690.00 representing unpaid rent and other amounts owing and due under the Lease, effective as of May 1, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 5, 2022	REGIONAL HEALTH PROPERTIES, INC.

/s/ Brent Morrison
Brent Morrison
Chief Executive Officer and President

3